Exhibit 99.1

GROWING STRONGER TO SERVE YOU BETTER

News Release

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3571
Curtis@otelcotel.com

OTELCO TAKES NEXT STEPS TO IMPLEMENT RESTRUCTURING

ONEONTA, Alabama (March 25, 2013) - Otelco Inc. (NASDAQ: OTT; TSX: OTT.un), a wireline telecommunication services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, announced today that on March 24, 2013, the Company filed voluntary petitions for reorganization under chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. Otelco filed for chapter 11 in order to implement its “pre-packaged” financial restructuring plan – a plan that already has been accepted by 100% of the Company’s senior lenders, as well as holders of over 96% in dollar amount of Otelco’s senior subordinated notes who cast ballots. Otelco’s restructuring plan will strengthen the Company by deleveraging its balance sheet and reducing its overall indebtedness by approximately $135 million.

Otelco will maintain normal day-to-day business operations and continue to provide its customers with quality services throughout the restructuring. The Company’s plan provides for suppliers and vendors to be paid in full during and after the restructuring process and for employees to continue to receive their usual pay and benefits.

Because of the overwhelming support Otelco’s plan has received from both its secured and unsecured creditors (including holders of the Company’s IDS units), Otelco anticipates that the Company will be able to complete its financial restructuring at the end of the second quarter of 2013.

“Our proposed plan represents the best possible outcome for the Company and our IDS unit holders, and I am gratified that our stakeholders have expressed their support in overwhelming numbers,” stated Michael Weaver, CEO of Otelco. “Our focus will now be on quickly implementing the restructuring with no impact on our day-to-day operations.” Implementation of the restructuring plan and other relief is subject to court approval, regulatory approvals and other customary closing conditions.

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 505 3rd Ave East  •  Oneonta, AL 35121 • Phone 205-625-3571 • Fax 205-274-8999 • www.OtelcoInc.com

Otelco Takes Next Steps to Implement Restructuring

March 25, 2013

The Company’s restructuring counsel is Willkie Farr & Gallagher LLP and its financial advisor is Evercore Partners. The restructuring counsel for the administrative agent for the senior lenders is King & Spalding LLP and its financial advisor is FTI Consulting.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could impact the Company’s restructuring plans or cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. There can be no assurance that the restructuring transaction described herein will be consummated. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

ABOUT OTELCO

Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, network access, transport, digital high-speed data lines and dial-up internet access, cable television and other telephone related services. With approximately 98,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines. Otelco operates ten incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services through several subsidiaries. For more information, visit the Company’s website at www.OtelcoInc.com.

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